Exhibit 10.2

TAX MATTERS AGREEMENT

By and Between

BARNES & NOBLE, INC.

and

BARNES & NOBLE EDUCATION, INC.

Dated as of [•]

TABLE OF CONTENTS

Page
ARTICLE I

Definitions

SECTION 1.01. Definition of Terms	1

ARTICLE II

Allocation of Tax Liabilities and Tax Benefits

SECTION 2.01. B&N Indemnification of BNED	5
SECTION 2.02. BNED Indemnification of B&N	5
SECTION 2.03. Allocation of Transfer Taxes	6
SECTION 2.04. Refunds, Credits and Offsets	6
SECTION 2.05. Carrybacks	7

ARTICLE III

Tax Returns, Tax Contests and Other Administrative Matters

SECTION 3.01. Responsibility for Preparing Tax Returns	7
SECTION 3.02. Information Packages	8
SECTION 3.03. Filing of Tax Returns and Payment of Taxes	8
SECTION 3.04. Tax Contests	8
SECTION 3.05. Expenses and Applicability	9

ARTICLE IV

Tax Matters Relating to the Transactions

SECTION 4.01. Mutual Representations	9
SECTION 4.02. Mutual Covenants	9
SECTION 4.03. Restricted Actions	10
SECTION 4.04. Consent to Take Certain Restricted Actions	11
SECTION 4.05. Procedures Regarding Opinions and Rulings	11
SECTION 4.06. Notification and Certification Regarding Certain Acquisition Transactions	12
SECTION 4.07. Reporting	12
SECTION 4.08. Tax Treatment of Certain Amounts Paid Pursuant to the EMA	12

TAX MATTERS AGREEMENT (this “Agreement”), dated as of [•], by and between BARNES & NOBLE, INC., a Delaware corporation (“B&N”), and BARNES & NOBLE EDUCATION, INC., a Delaware corporation (“BNED” and, together with B&N, the “Parties”).

W I T N E S S E T H :

WHEREAS BNED is a wholly-owned subsidiary of B&N and a member of the affiliated group of which B&N is the common parent;

WHEREAS, pursuant to the Separation Agreement, B&N and BNED have effected or agreed to effect (i) the distribution by BNED of all of the interests of NOOK Digital LLC, a Delaware limited liability company (“Digital”), to Barnes & Noble Booksellers, Inc., a Delaware corporation (“Booksellers”) (the “Digital Distribution”); (ii) the distribution by Booksellers of all of its shares of BNED Capital Stock to B&N (the “Internal Distribution”); and (iii) the distribution by B&N to its shareholders all of the shares of BNED Capital Stock received from Booksellers (the “External Distribution”, and together with the Digital Distribution and the Internal Distribution, the “Transactions”); and

WHEREAS the Parties intend, with respect to: (i) the Digital Distribution, that it qualifies for non-recognition of income gain or loss under Section 355 of the Code; (ii) the Internal Distribution, that it qualifies for non-recognition of income gain or loss under Section 355 of the Code; and (iii) the External Distribution, that it qualifies for non-recognition of income gain or loss under Section 355 of the Code (the “Intended Tax Treatment”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definition of Terms. The following terms shall have the following meanings. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Separation Agreement.

“10% Acquisition Transaction” has the meaning set forth in Section 4.06.

“Active Trade or Business” means the active conduct (determined in accordance with Section 355(b) of the Code) of the trade or business described in the Tax Opinion Representations for purposes of satisfying the requirements of Section 355(b) of the Code as it applies to the External Distribution with respect to BNED.

“Agreement” has the meaning set forth in the preamble.

“B&N” has the meaning set forth in the preamble.

“B&N Consolidated Group” means any consolidated, combined, unitary or similar group of which (i) any member of the B&N Tax Group is or was a member and (ii) any member of the BNED Tax Group is or was a member.

“B&N Subsidiary” means, at any time, any Subsidiary of B&N, including, before the External Distribution, BNED and any BNED Subsidiary.

“B&N Tax Group” means the following Persons, taken together: (i) B&N and (ii) any Person, other than a Member of the BNED Tax Group, that is or was a Subsidiary of B&N as of the External Distribution or at any time prior to the External Distribution.

“BNED” has the meaning set forth in the preamble.

“BNED Capital Stock” means (i) all classes or series of capital stock of BNED, (ii) all options, warrants and other rights to acquire interests described in clause (i) and (iii) all other instruments properly treated as equity of BNED for U.S. Federal income Tax purposes.

“BNED Subsidiary” means any Subsidiary of BNED, excluding Digital or any Subsidiary of Digital.

“BNED Tax Group” means the following Persons, taken together: (i) BNED, (ii) any BNED Subsidiary and (iii) any Person that was an BNED Subsidiary at any time prior to the External Distribution.

“Booksellers” has the meaning set forth in the recitals.

“Code” means the Internal Revenue Code of 1986, as amended.

“Determination” means (i) any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870AD, or (ii) the payment of Tax by a Party (or its Subsidiary) that is responsible for payment of that Tax under applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority, as long as the responsible Party determines that no action should be taken to recoup that payment and the other Party agrees.

“Digital” has the meaning set forth in the recitals.

“Digital Distribution” has the meaning set forth in the recitals.

“EMA” means the Employee Matters Agreement dated as of the date of this Agreement by and between B&N and BNED, including the Schedules thereto.

“Existing Ruling” means the Ruling issued to B&N and dated as of April 28, 2015.

“External Distribution” has the meaning set forth in the recitals.

“Indemnifying Party” means a Party that has an obligation to make an Indemnity Payment.

“Indemnitee” means a Party that is entitled to receive an Indemnity Payment.

“Indemnity Payment” means an indemnity payment under the Separation Agreement, this Agreement or any other Ancillary Agreement.

“Intended Tax Treatment” has the meaning set forth in the recitals.

“Internal Distribution” has the meaning set forth in the recitals.

“IRS” means the U.S. Internal Revenue Service.

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal day-to-day operations of such Person.

“Ordinary Taxes” means Taxes other than (i) Transaction Taxes and (ii) Transfer Taxes described in Section 2.03.

“Other Transactions” means the Digital Distribution, the Internal Distribution and, in each case, any transfer of assets or Liabilities related thereto.

“Parties” has the meaning set forth in the preamble.

“Partnership Returns” mean the partnership Tax Returns (IRS Form 1065 or any foreign, state or local equivalent) of B&N Education, LLC, a Delaware limited liability company.

“Pre-Distribution Tax Period” means any taxable period (or portion thereof) that ends on or before the date of the External Distribution.

“Proposed Acquisition Transaction” has the meaning set forth in Section 4.03(b).

“Records” has the meaning set forth in Section 5.01.

“Refund Recipient” has the meaning set forth in Section 2.04.

“Regulations” means the Treasury regulations promulgated under the Code.

“Restricted Period” has the meaning set forth in Section 4.03(a).

“Ruling” means a private letter ruling (including any supplemental ruling) issued by the IRS in connection with the Transactions, whether granted prior to, on or after the date hereof.

“Satisfactory Guidance” has the meaning set forth in Section 4.04(b).

“Separate BNED Return” means any Tax Return relating to Taxes described in Section 2.02(a) for taxable periods ending after the date of the External Distribution.

“Separation Agreement” means the Separation and Distribution Agreement dated as of the date of this Agreement by and between B&N and BNED, including the Schedules thereto.

“Subsidiary” of any Person means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by their terms ordinary voting power to elect at least a majority of the board of directors (or others performing similar functions with respect to such corporation or other organization) is directly or indirectly owned by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tax Advisor” means (i) for purposes of Section 5.06, a local Tax counsel or accountant of recognized national standing in the relevant jurisdiction and (ii) for all other purposes of this Agreement, a U.S. Tax counsel of recognized national standing.

“Tax Attribute” has the meaning set forth in Section 2.05(a).

“Tax Contest” means an audit, review, examination or other administrative or judicial proceeding, in each case by any Taxing Authority or relating to Taxes.

“Tax Dispute” has the meaning set forth in Section 5.06.

“Tax Opinion Representations” means reasonable and customary representations requested by Cravath, Swaine & Moore LLP and KPMG LLP regarding certain facts in existence at the applicable time made by B&N and BNED that serve as a basis for the Tax Opinions.

“Tax Opinions” means the written opinions of Cravath, Swaine & Moore LLP and KPMG LLP, in each case issued to B&N and BNED, to the effect that each step of the Transactions will qualify for its Intended Tax Treatment.

“Tax Opinions/Rulings” means (i) any Ruling and (ii) any opinion of a Tax Advisor relating to the Transactions, including those issued on the date of the External Distribution or to allow a party to take actions otherwise prohibited under Section 4.03(a) of this Agreement.

“Tax Return” means any return, declaration, statement, report, form, estimate or information return relating to Taxes, including any amendments thereto and any related or supporting information, required or permitted to be filed with any Taxing Authority.

“Tax Return Preparer” means (i) with respect to any Tax Return that B&N is responsible for preparing under Section 3.01(a), B&N, and (ii) with respect to any Tax Return that BNED is responsible for preparing under Section 3.01(b), BNED.

“Taxes” means all forms of taxation or duties imposed by any Governmental Authority, or required by any Governmental Authority to be collected or withheld, including charges, together with any related interest, penalties and other additional amounts.

“Taxing Authority” means any Governmental Authority charged with the determination, collection or imposition of Taxes.

“Transaction Tax Contest” means a Tax Contest with the purpose or effect of determining or redetermining Transaction Taxes.

“Transaction Taxes” means all (i) Taxes imposed on B&N, BNED or any of their respective Subsidiaries resulting from the failure of any step of the Transactions to qualify for its Intended Tax Treatment, (ii) Taxes imposed on any third party resulting from the failure of any step of the Transactions to qualify for its Intended Tax Treatment for which B&N, BNED or any of their respective Subsidiaries is or becomes liable for any reason and (iii) reasonable, out-of-pocket legal, accounting and other advisory or court fees incurred in connection with liability for Taxes described in clause (i) or (ii).

“Transactions” has the meaning set forth in the recitals.

“Transfer Taxes” means all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value-added and other similar Taxes (excluding, for the avoidance of doubt, any income, gains, profit or similar Taxes, however assessed) incurred by the B&N Tax Group and BNED Tax Group as a result of the Separation or the Other Transactions.

“Unqualified Tax Opinion” has the meaning set forth in Section 4.04(c).

ARTICLE II

Allocation of Tax Liabilities and Tax Benefits

SECTION 2.01. B&N Indemnification of BNED. After the External Distribution, B&N shall be liable for, and shall indemnify and hold BNED harmless from, the following Taxes, whether incurred directly by BNED or indirectly through an BNED Subsidiary:

(a) Ordinary Taxes of B&N and B&N Subsidiaries for any taxable period;

(b) Transfer Taxes that B&N is required to pay under Section 2.03; and

(c) Transaction Taxes;

in each case, other than Taxes for which BNED is liable under Section 2.02.

SECTION 2.02. BNED Indemnification of B&N. After the External Distribution, BNED shall be liable for, and shall indemnify and hold B&N harmless from, the following Taxes, whether incurred directly by B&N or indirectly through a B&N Subsidiary:

(a) Ordinary Taxes of BNED or any BNED Subsidiary (or a consolidated, combined, unitary or similar group, other than a B&N Consolidated Group, of which BNED or an BNED Subsidiary is a member);

(b) Transfer Taxes that BNED is required to pay under Section 2.03; and

(c) Transaction Taxes attributable to:

(i) any action or omission taken after the External Distribution by BNED or any BNED Subsidiary in breach of the covenants set forth herein (including those in Section 4.03), in any other Ancillary Agreement or in the Separation Agreement;

(ii) the application of Section 355(e) or 355(f) of the Code to any of the Transactions by virtue of any acquisition of BNED Capital Stock or assets of BNED or any BNED Subsidiary made after the External Distribution; or

(iii) any other action or omission taken after the External Distribution by BNED or any BNED Subsidiary that could give rise to Transaction Taxes, except to the extent such action or omission is otherwise expressly required or permitted by this Agreement (other than under Section 4.04), any other Ancillary Agreement or the Separation Agreement;

provided, that Transaction Taxes that are described in Section 2.02 but also would not have been imposed but for an action, omission or acquisition taken or omitted after the External Distribution by any member of the B&N Tax Group, such Transaction Taxes shall be allocated between B&N and BNED in proportion to the relative degree of fault of the members of the B&N Tax Group (and such members’ Affiliates and counterparties to any consummated Proposed Acquisition Transactions of B&N), on the one hand, and the members of the BNED Tax Group (and such members’ Affiliates and counterparties to any consummated Proposed Acquisition Transactions of BNED), on the other hand. In determining the relative degree of fault for purposes of the immediately preceding proviso, only actions, omissions or acquisitions occurring after the External Distribution shall be taken into account.

SECTION 2.03. Allocation of Transfer Taxes. B&N and BNED shall each pay 50% of all Transfer Taxes; provided, that if applicable Law imposes any Transfer Taxes solely on one or more members of the B&N Tax Group, B&N shall pay 100% of such Transfer Taxes, and if applicable Law imposes any Transfer Taxes solely on one or more members of the BNED Tax Group, BNED shall pay 100% of such Transfer Taxes.

SECTION 2.04. Refunds, Credits and Offsets. Subject to Section 2.05, if B&N, BNED or any of their respective Subsidiaries receives any refund of any Taxes for which the other Party is liable under this Article II (a “Refund Recipient”), such Refund Recipient shall pay to the other Party the entire amount of the refund (including interest, but net of any Taxes imposed with respect to such refund) within 10 business days of receipt or accrual; provided, however, that the other Party, upon the request of such Refund Recipient, shall repay the amount paid to the other Party (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event such Refund Recipient is required to repay such refund. In the event a Party would be a Refund Recipient but for the fact it elected to apply a refund to which it would otherwise have been entitled against a Tax liability arising in a subsequent taxable period, then such Party shall be treated as a Refund Recipient and the economic benefit of so applying the refund shall be treated as a refund, and shall be paid within 10 business days of the due date of the Tax Return to which such refund is applied to reduce the subsequent Tax liability.

SECTION 2.05. Carrybacks. If a Tax Return of BNED or any of its Subsidiaries for any taxable period ending after the date of the External Distribution reflects any net operating loss, net capital loss, excess Tax credit or other Tax attribute (a “Tax Attribute”), then BNED or its applicable Subsidiary shall waive the right to carry back any such Tax Attribute to a Pre-Distribution Tax Period to the extent permissible under applicable Law. In the event that BNED or any of its Subsidiaries does carry back a Tax Attribute to a Pre-Distribution Tax Period, then (i) no payment with respect to such carryback shall be due to BNED or any of its Subsidiaries from B&N and (ii) if BNED or any of its Subsidiaries receives any refund, credit or offset of any Taxes in connection with such carryback, BNED shall promptly pay to B&N the full amount of such refund or the economic benefit of the credit or offset (including interest, but net of any Taxes imposed with respect to such refund).

ARTICLE III

Tax Returns, Tax Contests and Other Administrative Matters

SECTION 3.01. Responsibility for Preparing Tax Returns. (a) Except as provided in Section 3.01(b), B&N shall timely prepare any Tax Returns of the B&N Tax Group and the BNED Tax Group for any taxable period beginning before the date of the External Distribution. If BNED is responsible for filing any such Tax Return under Section 3.03(a), B&N shall, subject to Section 3.01(c), promptly deliver such prepared Tax Return to BNED reasonably in advance of the applicable filing deadline.

(b) BNED shall timely prepare (i) any Partnership Return, and (ii) any Separate BNED Return. If B&N is responsible for filing any such Tax Return under Section 3.03(a), BNED shall, subject to Section 3.01(c), promptly deliver such prepared Tax Return to B&N reasonably in advance of the applicable filing deadline.

(c) Except as otherwise described on Schedule 3.01(c), to the extent that any Tax Return described in Section 3.01(a) or (b) directly relates to matters for which another Party may have an indemnification obligation to the Tax Return Preparer, or that may give rise to a refund to which that other Party would be entitled under this Agreement, the Tax Return Preparer shall (i) prepare the relevant portions of the Tax Return on a basis consistent with past practice (or refrain from amending such Tax Return if it has already been filed with the Taxing Authority), except (A) as required by applicable Law or to correct any clear error, (B) as a result of changes or elections made on any Tax Return of a B&N Consolidated Group that do not relate primarily to the BNED Tax Group or (C) as mutually agreed by the Parties; (ii) notify the other Party of any such portions not prepared on a basis consistent with past practice; (iii) provide the other Party a reasonable opportunity to review the relevant portions of the Tax Return; and (iv) consider in good faith any reasonable comments made by the other Party. The Parties shall attempt in good faith to resolve any issues arising out of the review of any such Tax Return.

SECTION 3.02. Information Packages. Each Party (i) shall provide to the other Party (in the format reasonably determined by the other Party) all information and assistance requested by the other Party as reasonably necessary to prepare any Tax Return described in Section 3.01(a) or 3.01(b) on a timely basis consistent with the current practices of B&N and its Subsidiaries in preparing Tax Returns and (ii) in so providing such information and assistance, shall use any systems and third party service providers as are consistent with the current practices of B&N and its Subsidiaries in preparing Tax Returns.

SECTION 3.03. Filing of Tax Returns and Payment of Taxes. (a) Each Party shall execute and timely file each Tax Return that it is responsible for filing under applicable Law and shall timely pay to the relevant Taxing Authority any amount shown as due on each such Tax Return; provided, that neither BNED nor any of its Subsidiaries shall file, amend, withdraw, revoke or otherwise alter any Tax Return of any B&N Consolidated Group, in each case without the prior written consent of B&N, which shall not be unreasonably withheld or delayed. The obligation to make payments pursuant to this Section 3.03(a) shall not affect a Party’s right, if any, to receive payments under Section 3.03(b) or otherwise be indemnified under this Agreement.

(b) In addition to its obligations under Section 3.01(c), the relevant Tax Return Preparer shall, no later than 5 business days before the due date (including extensions) of any Tax Return described in Section 3.01(a) or 3.01(b), notify the other Party of any amount (or any portion of any such amount) shown as due on that Tax Return for which the other Party must indemnify the Tax Return Preparer under this Agreement. The other Party shall pay such amount to the Tax Return Preparer no later than the due date (including extensions) of the relevant Tax Return. A failure by an Indemnitee to give notice as provided in this Section 3.03(b) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

SECTION 3.04. Tax Contests. (a) B&N or BNED, as applicable, shall, within 10 business days of becoming aware of any Tax Contest (including a Transaction Tax Contest) that could reasonably be expected to cause the other Party to have an indemnification obligation under this Agreement, notify the other Party of such Tax Contest and thereafter promptly forward or make available to the Indemnifying Party copies of notices and communications relating to the relevant portions of such Tax Contest. A failure by an Indemnitee to give notice as provided in this Section 3.04(a) (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(b) B&N and BNED each shall have the exclusive right to control the conduct and settlement of any Tax Contest, other than a Transaction Tax Contest, relating to any Tax Return that it is responsible for preparing pursuant to Section 3.01. Notwithstanding the foregoing, if the conduct or settlement of any portion or aspect of any such Tax Contest could reasonably be expected to cause a Party to have an indemnification obligation under this Agreement, then (i) the Indemnifying Party shall have the right to share joint control over the conduct and settlement of that portion or aspect and (ii) whether or not the Indemnifying Party exercises that right, the Indemnitee shall not accept or enter into any settlement without the consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

(c) B&N and BNED shall have the right to control jointly the conduct and settlement of any Transaction Tax Contest. Notwithstanding the foregoing, B&N shall be entitled to control exclusively the conduct and settlement of any Transaction Tax Contest if B&N notifies BNED that (notwithstanding the rights and obligations of the Parties under this Agreement) B&N agrees to pay (and indemnify BNED against) any Transaction Taxes resulting from such Transaction Tax Contest.

(d) In any case where the Parties control jointly the conduct and settlement of any Tax Contest (or portion or aspect thereof): (i) neither Party shall accept or enter into any settlement of such Tax Contest (or the relevant portion or aspect thereof) without the consent of the other Party, which shall not be unreasonably withheld or delayed, (ii) both Parties shall have a right to review and consent, which consent shall not be unreasonably withheld or delayed, to any correspondence or filings to be submitted to any Taxing Authority with respect to such Tax Contest (or the relevant portion or aspect thereof) and (iii) both Parties shall have the right to attend any formally scheduled meetings with any Taxing Authority or hearings or proceedings before any judicial authority, in each case with respect to such Tax Contest (or the relevant portion or aspect thereof).

SECTION 3.05. Expenses and Applicability. (a) Each Party shall bear its own expenses in the course of any Tax Contest, other than expenses included in the definition of Transaction Taxes, which shall be governed by Article II.

(b) This Article III shall not apply before the External Distribution.

ARTICLE IV

Tax Matters Relating to the Transactions

SECTION 4.01. Mutual Representations. Each Party represents that it knows of no fact, and has no plan or intention to take any action, that it knows or reasonably should expect, after consultation with a Tax Advisor, is inconsistent with the qualification of any step of the Transactions for its Intended Tax Treatment.

SECTION 4.02. Mutual Covenants. (a) Each Party shall use its reasonable best efforts to cause the Tax Opinions to be issued, including by executing the Tax Opinion Representations.

(b) Except as otherwise expressly required or permitted by the Separation Agreement, this Agreement or any other Ancillary Agreement, after the External Distribution neither Party shall take or fail to take, or cause or permit its respective Subsidiaries to take or fail to take, any action, if such action or omission would be inconsistent with its Tax Opinion Representations, the Intended Tax Treatment or the Existing Ruling.

SECTION 4.03. Restricted Actions. (a) Subject to Section 4.04, during the period beginning on the date of the External Distribution and ending on, and including, the last day of the two-year period following the date of the External Distribution (the “Restricted Period”), BNED shall not (and shall not cause or permit any of its Subsidiaries to), in a single transaction or a series of transactions:

(i) enter into any Proposed Acquisition Transaction;

(ii) take any affirmative action that permits a Proposed Acquisition Transaction to occur by means of an agreement to which neither BNED nor any of its Subsidiaries is a party (including by (A) redeeming rights under a shareholder rights plan, (B) making a determination that a tender offer is a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction or (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the Delaware General Corporate Law or any similar corporate statute, any “fair price” or other provision of BNED’s charter or bylaws or otherwise);

(iii) liquidate or partially liquidate BNED, whether by merger, consolidation or otherwise;

(iv) cause or permit BNED to cease to engage in the Active Trade or Business;

(v) sell or transfer 50% or more of the gross assets of the Active Trade or Business or 50% or more of the consolidated gross assets that BNED held immediately before the External Distribution; or

(vi) redeem or otherwise repurchase (directly or indirectly) any BNED Capital Stock, except to the extent such redemptions or repurchases meet the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to its amendment by Revenue Procedure 2003-48).

(b) (i) For purposes of this Agreement, “Proposed Acquisition Transaction” means any transaction or series of transactions (or any agreement, understanding or arrangement to enter into a transaction or series of transactions) as determined for purposes of Section 355(e) of the Code, in connection with which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from any other Person or Persons, an interest in BNED Capital Stock that, when combined with any other acquisitions of BNED Capital Stock that occur after the External Distribution (but excluding any other acquisition described in clause (ii)) comprises 25% or more of the value or the total combined voting power of all interests that are treated as outstanding equity in BNED for U.S. Federal income Tax purposes immediately after such transaction or, in the case of a series of related transactions, immediately after any transaction in such series. For this purpose, any recapitalization, repurchase or redemption of BNED Capital Stock and any amendment to the certificate of incorporation (or other organizational documents) of BNED shall be treated as an indirect acquisition of BNED Capital Stock by any shareholder to the extent such shareholder’s percentage interest in interests that are treated as outstanding equity in BNED for U.S. Federal income Tax purposes increases by vote or value.

(ii) Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (x) the adoption by BNED of a shareholder rights plan that meets the requirements of IRS Revenue Ruling 90-11, (y) transfers on an established market of BNED Capital Stock that are described in Safe Harbor VII of Section 1.355-7(d) of the Regulations or (z) issuances of BNED Capital Stock that satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Section 1.355-7(d) of the Regulations; provided, that such transaction or series of transactions shall constitute a Proposed Acquisition Transaction if meaningful factual diligence is necessary to establish that Section 4.03(b)(ii)(x), (y) or (z) applies.

(c) If BNED merges or consolidates with another entity to form a new entity, references in this Agreement to BNED shall be to that new entity and BNED Capital Stock shall refer to the capital stock or other relevant instruments or rights of that new entity.

(d) The provisions of this Section 4.03, including the definition of “Proposed Acquisition Transaction”, are intended to monitor compliance with Section 355 of the Code and shall be interpreted accordingly. Any clarification of, or change in, Section 355 of the Code or the Regulations thereunder shall be incorporated into this Section 4.03 and its interpretation.

SECTION 4.04. Consent to Take Certain Restricted Actions. (a) BNED may (and may cause or permit its Subsidiaries to) take an action otherwise prohibited under Section 4.03(a) if B&N consents. B&N shall consent if BNED has provided it with Satisfactory Guidance.

(b) For purposes of this Agreement, “Satisfactory Guidance” means either a Ruling or an Unqualified Tax Opinion, at the election of BNED, in either case reasonably satisfactory to B&N in both form and substance, including with respect to any underlying assumptions or representations and any legal analysis contained therein, and concluding that the proposed action will not cause any step of the Transactions to fail to qualify for its Intended Tax Treatment.

(c) For purposes of this Agreement, “Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor that permits reliance by B&N. The Tax Advisor, in issuing its opinion, shall be permitted to rely on the validity and correctness, as of the date given, of any previously issued Tax Opinions/Rulings, unless such reliance would be unreasonable under the circumstances, and shall assume that each step of the Transactions would have qualified for its Intended Tax Treatment if the action in question did not occur.

SECTION 4.05. Procedures Regarding Opinions and Rulings. (a) If BNED notifies B&N that it wishes to take a restricted action described in Section 4.03(a) and seeks Satisfactory Guidance for purposes of Section 4.04, B&N, at the request of BNED, shall use commercially reasonable efforts to expeditiously obtain, or assist BNED in obtaining, such Satisfactory Guidance. Notwithstanding the foregoing, B&N shall not be required to take any action pursuant to this Section 4.05(a) if, upon request, BNED fails to certify that all information and representations relating to BNED or any Subsidiary of BNED in the relevant documents are true, correct and complete or fails to obtain certification from any counterparty to any Proposed Acquisition Transaction that all information and representations relating to such counterparty in the relevant documents are true, correct and complete. BNED shall reimburse B&N for all reasonable out-of-pocket costs and expenses incurred by B&N or any Subsidiary of B&N in obtaining Satisfactory Guidance within 10 business days after receiving an invoice from B&N therefor.

(b) Notwithstanding anything herein to the contrary, BNED shall not seek a ruling with respect to a Pre-Distribution Tax Period (whether or not relating to the Transactions) if B&N determines that there is a reasonable possibility that such action could have a significant adverse impact on B&N or any Subsidiary of B&N.

SECTION 4.06. Notification and Certification Regarding Certain Acquisition Transactions. If BNED proposes to enter into any 10% Acquisition Transaction or take any affirmative action to permit any 10% Acquisition Transaction to occur at any time during the 30-month period following the date of the External Distribution, BNED shall undertake in good faith to provide B&N, no later than 10 business days following the signing of any written agreement with respect to such 10% Acquisition Transaction or obtaining knowledge of the occurrence of any such 10% Acquisition Transaction that takes place without written agreement, with a written description of such transaction (including the type and amount of BNED Capital Stock to be acquired) and a brief explanation as to why BNED believes that such transaction does not result in the application of Section 355(e) or 355(f) of the Code to the Transactions. For purposes of this Section 4.06, “10% Acquisition Transaction” means any transaction or series of transactions that would be a Proposed Acquisition Transaction if the percentage specified in the definition of Proposed Acquisition Transaction were 10% instead of 25%.

SECTION 4.07. Reporting. B&N and BNED shall (i) timely file any appropriate information and statements (including as required by Section 6045B of the Code and Section 1.355-5 of the Regulations) to report each step of the Transactions as qualifying for its Intended Tax Treatment and (ii) absent a change of Law or an applicable Determination otherwise, not take any position on any Tax Return that is inconsistent with such qualification.

SECTION 4.08. Tax Treatment of Certain Amounts Paid Pursuant to the EMA. Section 18.02 of the EMA is incorporated by reference.

ARTICLE V

Procedural Matters

SECTION 5.01. Cooperation. Each Party shall cooperate with reasonable requests from the other Party in matters covered by this Agreement, including in connection with the preparation and filing of Tax Returns, the calculation of Taxes, the determination of the proper financial accounting treatment of Tax items and the conduct and settlement of Tax Contests. Such cooperation shall include:

(i) retaining until the expiration of the relevant statute of limitations (including extensions) records, documents, accounting data, computer data and other information (“Records”) necessary for the preparation, filing, review, audit or defense of all Tax Returns relevant to an obligation, right or liability of either Party under this Agreement;

(ii) providing the other Party reasonable access to Records and to its personnel (ensuring their cooperation) and premises during normal business hours to the extent relevant to an obligation, right or liability of the other Party under this Agreement or otherwise reasonably required by the other Party to complete Tax Returns or to compute the amount of any payment contemplated by this Agreement; and

(iii) notifying the other Party prior to disposing of any relevant Records and affording the other Party the opportunity to take possession or make copies of such Records at its discretion.

SECTION 5.02. Interest. Any payments required pursuant to this Agreement that are not made within the time period specified in this Agreement shall bear interest from the end of that period. Interest required to be paid pursuant to this Agreement shall, unless otherwise specified, be computed at the rate and in the manner provided in the Code for interest on underpayments and overpayments, as applicable, for the relevant period.

SECTION 5.03. Indemnification Claims and Payments. (a) An Indemnitee shall be entitled to make a claim for payment with respect to Taxes under this Agreement when the Indemnitee determines that it is entitled to such payment and is able to calculate with reasonably accuracy the amount of such payment. Except as otherwise provided in Sections 3.03(b) and 3.04, the Indemnitee shall provide to the Indemnifying Party notice of such claim within 60 business days of the first date on which it so becomes entitled to make such claim. Such notice shall include a description of such claim and a detailed calculation of the amount claimed.

(b) Except as otherwise provided in Section 3.03(b) and Section 3.04, the Indemnifying Party shall make the claimed payment to the Indemnitee within 30 business days after receiving such notice, unless the Indemnifying Party reasonably disputes its liability for, or the amount of, such payment.

(c) A failure by an Indemnitee to give notice as provided in Section 3.03(b), 3.04 or 5.03(a) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(d) Nothing in this Section 5.03 shall prejudice a Party’s right to receive payments pursuant to Section 3.03(b) or 3.04.

SECTION 5.04. Amount of Indemnity Payments. The amount of any Indemnity Payment shall be (i) reduced to take into account any Tax benefit actually realized by the Indemnitee resulting from the incurrence of the liability in respect of which the Indemnity Payment is made and (ii) increased to take into account any Tax cost actually realized by the Indemnitee resulting from the receipt of the Indemnity Payment (including any Tax cost arising from such Indemnity Payment having resulted in income or gain to either Party, for example, under Section 1.1502-19 of the Regulations, and any Taxes imposed on additional amounts payable pursuant to this clause (ii)).

SECTION 5.05. Treatment of Indemnity Payments. Any Indemnity Payment (other than any portion of a payment that represents interest accruing after the date of the External Distribution) shall be treated by B&N and BNED for all Tax purposes as a distribution from BNED to B&N immediately prior to the External Distribution (if made by BNED to B&N) or as a contribution from B&N to BNED immediately prior to the External Distribution (if made by B&N to BNED), except as otherwise required by applicable Law or a Determination.

SECTION 5.06. Tax Disputes. Notwithstanding Section 6.06, this Section 5.06 shall govern the resolution of any dispute arising between the Parties in connection with this Agreement, other than a dispute (i) relating to liability for Transaction Taxes or (ii) in which the amount of liability in dispute exceeds $20 million (a “Tax Dispute”). The Parties shall negotiate in good faith to resolve any Tax Dispute for 45 calendar days (unless earlier resolved). Upon notice of either Party after 45 calendar days, the matter will be referred to a Tax Advisor acceptable to both Parties. The Tax Advisor may, in its discretion, obtain the services of any third party necessary to assist it in resolving the Tax Dispute. The Parties shall instruct the Tax Advisor to furnish notice to each Party of its resolution of the Tax Dispute as soon as practicable, but in any event no later than 60 calendar days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be binding on the Parties and the Parties shall take, or cause to be taken, any action necessary to implement the resolution. All fees and expenses of the Tax Advisor shall be shared equally by the Parties. If, having determined that a Tax Dispute must be referred to a Tax Advisor, after 45 calendar days the Parties are unable to find a Tax Advisor willing to adjudicate the Tax Dispute in question and that the Parties in good faith find acceptable, then this Section 5.06 shall cease to apply to that Tax Dispute.

ARTICLE VI

Miscellaneous

SECTION 6.01. Termination. This Agreement will terminate without further action at any time before the External Distribution upon termination of the Separation Agreement. If terminated, no Party will have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Separation Agreement.

SECTION 6.02. Survival. Except as expressly set forth in this Agreement, the covenants and indemnification obligations in this Agreement shall survive the Spin-Off and shall remain in full force and effect.

SECTION 6.03. Separation Agreement. The Parties agree that, in the event of a conflict between the terms of this Agreement and the Separation Agreement with respect to the subject matter hereof, the terms of this Agreement shall govern.

SECTION 6.04. Confidentiality. Each Party hereby acknowledges that confidential Information of such Party or its Subsidiaries may be exposed to employees and agents of the other Party or its Subsidiaries as a result of the activities contemplated by this Agreement. Each Party agrees, on behalf of itself and its Subsidiaries, that such Party’s obligations with respect to Information and data of the other Party or its Subsidiaries shall be governed by [•] of the Separation Agreement.

SECTION 6.05. Counterparts; Entire Agreement; Indemnification. (a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.

(b) This Agreement, the Separation Agreement, the other Ancillary Agreements and the Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein (including, for the avoidance of doubt, the Tax Sharing Agreement dated as of October 4, 2014 by and among B&N, BNED and the other wholly-owned subsidiaries of B&N ).

SECTION 6.06. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 5.06, each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Commercial Division of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.

SECTION 6.07. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.07.

SECTION 6.08. Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s assets, or (b) the sale of all or substantially all of such Party’s assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. No assignment permitted by this Section 6.08 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

SECTION 6.09. Third-Party Beneficiaries. (a) The provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 6.10. Notices. All notices or other communications under this Agreement shall be in writing and shall be provided in the manner set forth in [•] of the Separation Agreement. In addition, copies of all documents mentioned in the preceding sentence shall also be sent to the address set forth below:

If to B&N, to:

Barnes & Noble, Inc.

122 Fifth Avenue

New York, NY 10019

Attn: General Counsel

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attn: J. Leonard Teti II, Esq.

If to BNED, to:

Barnes & Noble Education, Inc.

120 Mountain View Boulevard

Basking Ridge, NJ 07920

Attn: General Counsel

with a copy to:

[●]

Attn: [●]

Either Party may, by notice to the other Party, change the address to which such copies of documents are to be given.

SECTION 6.11. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

SECTION 6.12. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 6.13. Waivers of Default. No failure or delay of either Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by either Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

SECTION 6.14. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, B&N shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. BNED shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived. The Parties acknowledge and agree that the right of specific enforcement is an integral part of this Agreement and without that right, neither B&N nor BNED would have entered into this Agreement.

SECTION 6.15. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by either Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

SECTION 6.16. Interpretation. The rules of interpretation set forth in Section 12.14 of the Separation Agreement shall be incorporated by reference to this Agreement, mutatis mutandis. NOTWITHSTANDING THE FOREGOING, THE PURPOSE OF ARTICLE IV IS TO ENSURE THAT EACH STEP OF THE TRANSACTIONS QUALIFY FOR ITS INTENDED TAX TREATMENT AND, ACCORDINGLY, THE PARTIES AGREE THAT THE LANGUAGE THEREOF SHALL BE INTERPRETED IN A MANNER THAT SERVES THIS PURPOSE TO THE GREATEST EXTENT POSSIBLE.

SECTION 6.17. Compliance by Subsidiaries. The Parties shall cause their respective Subsidiaries to comply with this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BARNES & NOBLE, INC.,

by

Name:
Title:

BARNES & NOBLE EDUCATION, INC.,

by

Name:
Title: